Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.G. Barry Corporation:
We consent to the use of our report dated September 8, 2009, with respect to the consolidated balance sheets of R.G. Barry Corporation as of June 27, 2009 and June 28, 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended June 27, 2009, June 28, 2008 and June 30, 2007, incorporated herein by reference.
/s/ KPMG LLP
Columbus, Ohio
August 12, 2010